 Exhibit 10.16

December 5, 2016

Marc Thompson

3 Davey Lane

Winchester, MA 01890

Dear Marc,

I am pleased to offer you the position of Chief Financial Officer at PaySimple, Inc. (the “Company” or “PaySimple”) with a start date of December 5, 2016. In this role you will be reporting to the CEO and responsible for the company’s financial operations and strategy. You will be working remotely from your home in Massachusetts with frequent travel when appropriate to the Denver office. This letter summarizes some of the important aspects of your proposed employment with the Company. This letter is not intended to serve as a contract.

Compensation:

Base Salary: Your initial salary in this position will be $500,000 annually, less applicable withholdings, payable bi-weekly. $300K will be paid by PaySimple and $200K will be paid by Providence Equity Partners L.L.C. Your salary will be subject to normal periodic review based on corporate policy, your performance, and other factors considered by the Company in making salary determinations. Future adjustments in compensation, if any, will be made by the Company in its sole and absolute discretion. This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 40 hours in a workweek.

Deal Bonus: You will participate in a deal bonus pool that will be calculated as 2% of enterprise value of each completed acquisition. You will receive a minimum of 33% of the pool.

Restricted Stock Award: Subject to the approval of the PaySimple Holdings, Inc.’s Board of Directors (the “Board”), you will be granted 487,289 shares of Restricted Common Stock (the “RSA”) of PaySimple Holdings, Inc. (“Holdings”) which is equal to 1.0% of the 48,728,900 outstanding shares of Holdings at time of your start date. The RSA will be granted in accordance with the Holdings’ 2016 Equity Incentive Plan (the “Plan”) and standard related documentation. It is a condition to your receipt of the RSA that you execute such standard option related documents. The RSA will vest as follows: (a) twenty-five percent (25%) of the shares shall vest at the end of the first year following the date of grant of the RSA, and (b) seventy-five percent (75%) of such shares shall vest in equal monthly installments over the remaining three (3) years. The RSA share price will be equal to the fair market value of the Common Stock of Holdings on the date of grant, as determined by the Board in its sole discretion.

Review:

You will have yearly reviews to discuss progress, performance, and compensation (when appropriate). Your first review however, will be after 30 days.

Benefits:

You will be eligible to participate in our benefit plans the 1st of the month after your start date. The Company may develop or implement these from time to time, at a level consistent with other exempt full-time employees at your level within the Company. Nothing herein shall affect the Company’s ability to modify, alter, terminate or otherwise change any benefit plan it has in effect at any given time, to the extent permitted by law. Your benefits package at the time of this offer will include:

Health: Cigna Health Insurance (we fully cover the cost of all PaySimple full-time employees on our H.S.A. plan option, with the option to buy up to our PPO plan, plus 50% of the cost of dependent coverage)

Dental: Voluntary through Delta Dental PPO

Vision: Voluntary through Cigna Vision

Short Term Disability: We fully pay for a short term disability policy for all full-time employees through Lincoln Financial.

Long Term Disability: Voluntary through Lincoln Financial.

Supplemental: Voluntary Accident through AllState

401(k): Great West

FSA Flexible Spending Accounts (Medical/Dental/Vision and Dependent Care): Rocky Mountain Reserve

Wellness Stipend: $100/month (toward your gym, other wellness membership

Time away from work (Prorated for the remainder of 2016)

Three weeks of annual vacation with no carryover: You will earn one additional vacation day for every year of service at PaySimple.

Five personal/flex days Can be used for either pre-planned time off or as sick days

Two sick days

Reasonable Expenses Reimbursement: You will be reimbursed all reasonable expenses attributable to PaySimple responsibilities.

Holidays: PaySimple observes New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas as paid holidays for full time employees as well as your birthday as a paid holiday.

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At-Will Employment:

The Company is an “at will” employer. This means your employment is not for any definite period of time, and either you or the Company may terminate such employment for any reason, at any time, with or without cause and with or without notice. Similarly, as an employee of the Company, you will be subject to such employment policies and terms and conditions as the Company may adopt or modify from time to time and nothing in this offer letter or told to you during your employment should be interpreted as a guarantee of continued employment. Rather, the at-will nature of the employment relationship may only be modified by a document that is expressly designated as an “employment agreement” or “employment contract” and signed by the CEO of the Company.

Conclusion:

By accepting the Company’s offer of employment, you agree to comply with and be bound by the operating practices, procedures and policies that the Company may put into effect from time to time during your employment. You also represent and warrant that you are free to enter into and fully perform this agreement and the agreements referred to herein without breaching any other agreement or contract to which you are or may be bound, including any existing or previous employment agreement or non-competition agreement.

This offer is valid until withdrawn and is contingent upon a successful background check and your execution of the Confidentiality and Non-competition Agreement, which is an integral part of this employment.

I am very excited to have you join the PaySimple team. I am confident your skills, energy, and enthusiasm will add significant value to both our short and long term goals. If you have any questions or concerns, please do not hesitate to call.

Very best,

/s/ Eric Remer
Eric Remer, CEO

I accept the offer of employment as stated in this letter.

/s/ Mark Thompson	December 5, 2016
Mark Thompson	Date

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